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EXHIBIT 10.1

Consulting Agreement

This agreement made effective as of the 19 day of May, 2004.

BETWEEN:

         Indigenous Global Development Corporation, a body corporate, having its head office at San Francisco, CA (hereinafter called the "Corporation")

                                OF THE FIRST PART

                                     - and -

         Tenet Resources Ltd, the consulting firm of Lucien G. Celli, based in the City of Calgary, Alberta (hereinafter called the "Consultant")

                               OF THE SECOND PART

WHEREAS the Consultant has knowledge of the business and affairs of the Corporation and its subsidiaries;

AND WHEREAS the Corporation wishes to obtain consulting advice or services from the Consultant with respect to: Natural Gas Development.

NOW THEREFORE for good and valuable consideration (the receipt and sufficiency of which is acknowledged), the parties agree as follows:

1. Services
The Consultant agrees, in consideration of the payment to the Consultant of the consulting fees (as outlined in paragraph 3 hereof) to provide the Company with consulting advice or services with respect to: Natural Gas Development.

2. Term
The term of this agreement shall depend on the nature of the request by the Corporation. The Consultant anticipates that there may be several assignment requests by the Corporation. The duration for each assignment request will be pre-determined by mutual agreement between the Corporation and the Consultant. Upon receiving an assignment request, the Consultant may accept, or decline the assignment for a variety of reasons, which may include potential conflict of interest situations. The Consultant will provide the Corporation with a written notice on his availability.

3. Fees
The Corporation shall pay the Consultant a daily fee of CDN $500.00 for the provision of up to 8 hours per day of consulting work. Within three weeks of the Consultant's invoice having been received by the Corporation, the fees shall be paid by the Corporation to the Consultant.

4. Expenses
The Corporation shall, with respect to services provided, reimburse the Consultant for all reasonable traveling and out-of-pocket expenses as may be incurred by the Consultant while engaged in the performance of the services and for which appropriate invoices have been provided.

5. Relationship/Indemnity
The Consultant shall provide the services in a good and workmanlike fashion, diligently, in good faith and without waste, interruption or delay except for causes beyond the reasonable control of the Consultant. The Consultant shall be deemed to be an independent contractor and neither it nor any other employees of the Consultant shall be deemed to be a representative, agent, or employee of the Corporation. The Consultant shall not be liable for and the Corporation shall indemnify and hold the Consultant harmless against all proceedings, claims, losses, damages, and expenses whatsoever, which may be brought against or incurred by the Consultant as a result of the acts or omissions of the Consultant or its subcontractors and their respective employees and agents in connection with this Contract.


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6. Confidentiality
Each party acknowledges that, during the term of this agreement, they may be required from time to time to disclose to the other party certain materials, information and data relating to that party's business (all of which is referred to as "Confidential Information"). Each party acknowledges that the other's Confidential Information, other than that which is publicly known, is confidential and proprietary information and constitutes trade secrets. Each party agrees to exercise the same degree of care of the other party's Confidential Information that it does with its own Confidential Information and to confine knowledge of Confidential Information only to its employees who require that knowledge for use in the ordinary course and scope of their employment. The parties shall not, during the term of this agreement or thereafter, use, disclose, divulge or make available each other's Confidential Information to any third party either directly or indirectly in any manner whatsoever without the prior written consent of the other party.

7. Notice
All payments and communications which may be or are required to be given by either party to the other shall (in the absence of any specific provision to the contrary) be in writing and delivered or sent by prepaid registered mail to the parties at their following respective addresses:

        To the Corporation: Indigenous Global Development Corporation
                            100 Bush Street, #600, San Francisco, CA 94104 USA

        To the Consultant:  Tenet Resources Ltd, c/o Lucien G. Celli
                            47, Wentworth Circle, S.W., Calgary, Alberta Canada T3H 4V8

and if any payment or communication is sent by prepaid registered mail, it shall, subject to the following sentence, be conclusively deemed to have been received on the third business day following the mailing of it and, if delivered, it shall be conclusively deemed to have been received at the time of delivery. Notwithstanding the foregoing provisions with respect to mailing, in the event that it may be reasonably anticipated that, due to any strike, lock-out or similar event involving an interruption in postal service, any payment or communication will not be received by the addressee by no later than the third business day following the mailing of it, then the mailing of any payment or communication must then be sent by an alternative means of transportation which it may reasonably be anticipated will cause the payment or communication to be received reasonably expeditiously by the addressee. Either party may from time to time change its address by notice to the other in accordance with this paragraph.

8 Governing Laws
This agreement and the right and obligations and relations of the parties shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein. Each party attorns to the jurisdiction of the courts of the Province of Alberta.

9. Time
Time shall be of the essence of this agreement and of every part of it and no extension or variation of this agreement shall operate as a waiver of this provision.

10. Enurement
This agreement shall enure to the benefit of and be binding on the parties and their respective heirs, executors, administrators, successors and assigns.

IN WITNESS WHEREOF the parties have signed and sealed this agreement.

/s/ Deni Leonard
----------------
Per: Indigenous Global Development Corporation

Tenet Resources Ltd.
/s/ Lucien Celli
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/s/ Lawrence C. Gisner
----------------------
Witness


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